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EXHIBIT 10.7

Healthe Tech, Inc

June 1, 2000

OFFICE LEASE

Basic Lease Provisions.

        0.1    Parties:    This Lease, dated for reference purposes only, April 24, 2000, is made by and between Gatito Enterprises Joint Venture, (Owner) and Healthe Tech, Inc (Tenant).

        0.2    Premises:    Suite Number(s) n/a, which is 100% of the building's Gross Leasable Area.

        0.3    Building:    Commonly described as the 325 Los Gatos-Saratoga Rd located in Los Gatos, Ca.

        0.4    Use:    Research and development of health monitors.

        0.5    Term:    5 years commencing June 1, 2000 ("Commencement Date") and ending May 31, 2005.

        0.6    Base Rent:    $21,250. per month. (The base rent shall be adjusted as provided in paragraph 3.2.)

        0.7    Address for Notices (if different than premises):    n/a

        0.8    Prepaid Rent:    $23,250.

        0.9    Security Deposit:    $23,250.

        0.10    Addenda:    Exhibit "A", Site Plan n/a
                                        Exhibit "B", Floor Plan n/a
                                        Exhibit "C", Tenant Improvements
                                        Exhibit "D", Tenant in Prior Possession
                                        Exhibit "E", Rules and Regulations
                                        Exhibit "F", Option to Extend
                                        Exhibit "G", Disclosure
                                        Exhibit "H", Guarantee of Lease
                                        Attachment 1

i

ARTICLE 6 REPAIR AND MAINTENANCE		7
6.1	Tenant's Obligation to Maintain	7
6.2	Landlord's Obligation to Maintain	8
6.3	Tenant's Obligation to Reimburse	8
6.4	Common Operating Expenses Defined	8
6.5	Control of Common Area	9
6.6	Tenant's Negligence	9
6.7	Notice of Accidents or Defects	9
ARTICLE 7 WASTE DISPOSAL AND UTILITIES		10
7.1	Waste Disposal	10
7.2	Utilities	10
7.3	Overloading of Electrical Facilities	10
7.4	Compliance with Governmental Regulations	10
ARTICLE 8 REAL PROPERTY TAXES		11
8.1	Real Property Taxes Defined	11
8.2	Tenant's Obligations to Reimburse	11
8.3	Taxes on Tenant's Property	12
ARTICLE 9 INSURANCE		12
9.1	Tenant's Insurance	12
9.2	Landlord's Insurance	13
9.3	Tenant's Obligation to Reimburse	13
9.4	Releases and Waiver of Subrogation	13
ARTICLE 10 LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY		14
10.1	Limitation on Landlord Liability	14
10.2	Indemnification of Landlord	14
ARTICLE 11 DAMAGE TO LEASED PREMISES		14
11.1	Landlord's Duty to Restore	14
11.2	Landlord's Right to Terminate	15
11.3	Tenant's Right to Terminate	15
11.4	Abatement of Rent	15
ARTICLE 12 CONDEMNATION		16
12.1	Taking of Leased Premises	16
12.2	Taking of Common Area	16
12.3	Restoration Following the Taking	16
12.4	Abatement of Rent	16
12.5	Temporary Taking	16
12.6	Division of Condemnation Award	17
ARTICLE 13 DEFAULT AND REMEDIES		17
13.1	Events of Tenant's Default	17
13.2	Landlord's Remedies	17
13.3	Landlord's Defaults and Tenant's Remedies	19
ARTICLE 14 ASSIGNMENT AND SUBLETTING		20
14.1	By Tenant	20
14.2	By Landlord	22
ARTICLE 15 TERMINATION		23
15.1	Surrender of the Leased Premises	23
15.2	Holding Over	23
ARTICLE 16 GENERAL PROVISIONS		23
16.1	Landlord's Right to Enter	23
16.2	Subordination	24

16.3	Tenant's Attornment	24
16.4	Mortgagee Protection	24
16.5	Estoppel Certificates and Financial Statements	25
16.6	Force Majeure	25
16.7	Notice	25
16.8	Attorneys' Fees	25
16.9	Corporate Authority	25
16.10	Additional Definitions	25
16.11	Miscellaneous	26
16.12	Limitation on Tenant's Recourse	27
16.13	Brokerage Commissions	27
16.14	Entire Agreement	27
16.15	No Representations	27

ARTICLE 1

DEFINITIONS

        As used in this Lease, the following terms have the meanings hereafter set forth.

        1.1    Commencement Date:    The date set forth in paragraph 0.5 of the Basic Lease Provisions (page i) or the day after the first to occur of the following dates:

          A.    The date when all of the following have occurred: (i) the building department of the municipality in which the Leased Premises are located has completed its final building inspection of the Improvements to be constructed by Landlord pursuant to Paragraph 2.2 and has approved such construction as substantially completed in accordance with local building ordinances; (ii) Landlord's architect or contractor has notified Tenant in writing that all Improvements to be constructed by Landlord pursuant to Paragraph 2.2 have been substantially completed and (iii) Landlord has offered to deliver possession of the Leased Premises to Tenant if Tenant will comply with the requirements of Paragraph 2.3; or

          B.    The date upon which Tenant actually occupies the Leased Premises with Landlord's written consent.

        1.2    Lease Term:    The term of this Lease, which shall be for the period set forth in Paragraph 0.5 of the Basic Lease Provisions (plus the partial month, if any, immediately following the Commencement Date) commencing on the Commencement Date.

        1.3    Property:    The real property with all improvements now or hereafter located thereon described in the site plan attached hereto as Exhibit A provided, however, that Landlord may change the boundaries and composition of the Property by adding or removing land and/or buildings, and thereafter the term "Building" shall refer to such real property as so enlarged or reduced, and the amount of the "Property Gross Leasable Area" shall be appropriately adjusted.

        1.4    Leased Premises:    Those certain premises located within the Building as outlined on a site plan attached hereto as Exhibit A and as shown by the floor plan attached hereto as Exhibit B, containing approximately the square feet set forth in Paragraph 0.2 of the Basic Lease Provisions ("Tenant's Gross Leasable Area"), and commonly known by the suite number set forth in Paragraph 0.2 of the Basic Lease Provisions.

        1.5    Building:    The structure set forth in Paragraph 0.3 of the Basic Lease Provisions in which the Leased Premises are located.

        1.6    Tenants' Allocated Share:    The percentage obtained by dividing Tenant's Gross Leasable Area by the Building Gross Leasable Area, which as of the Effective Date hereof is agreed to be the percentage set forth in Paragraph 0.2 of the Basic Lease Provisions, and which is subject to modification in the event of increase in the Building Gross Leasable Area.

        1.7    Prepaid Rent:    The sum set forth in Paragraph 0.8 of the Basic Lease Provisions.

        1.8    Security Deposit:    The sum set forth in Paragraph 0.9 of the Basic Lease Provisions.

        1.9    Permitted Use:    The use set forth in Paragraph 0.4 of the Basic Lease Provisions.

        1.10    Tenant's Minimum Liability Insurance Coverage:    The sum of not less than $3,000,000 in respect of any one occurrence and not less than $1,000,000 for injury or a death of a single person and not less than $500,000 in respect of any single instance of property damage.

        1.11    Tenant Improvements:    The Improvements to be constructed by Landlord pursuant to Paragraph 2.2, as depicted in Exhibit C attached hereto.

        1.12    Address for Notices:    The following:

          A.    In the case of Landlord, 1901 S. Bascom Avenue, Suite 1325, Campbell, CA 95008.

          B.    In the case of Tenant, the Premises, or alternatively, the address set forth in Paragraph 0.7 of the Basic Lease Provisions.

        1.13    Additional Definitions:    As used in this Lease or any addendum or amendment hereto, the following terms shall have the meanings set forth in Paragraph 16.10: "Agreed Interest Rate," "Common Area," "Effective Date," "Law," "Leasehold Improvements," "Lender," "Private Restrictions," and "Trade Fixtures."

ARTICLE 2

LEASE, TERM AND POSSESSION

        2.1    Lease of Premises:    Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Leased Premises together with (i) the non-exclusive right to use parking spaces within the Common Area (subject to the limitations set forth in Paragraph 4.7), and (ii) the non-exclusive right to use the surface of the Common Area for ingress to and egress from the Leased Premises. Tenant's lease of the Leased Premises shall be subject to (i) all Laws, (ii) all Private Restrictions, easements, and other matters of public record, and (iii) the reasonable rules and regulations from time to time promulgated by Landlord pursuant to Paragraph 4.6.

        2.2    Construction of Tenant Improvements:    Landlord shall construct the Improvements for Tenant's use in the Leased Premises described in Exhibit C attached hereto (the "Tenant Improvements"). As soon as (i) this Lease becomes effective, (ii) Landlord has received the Prepaid Rent and the Security Deposit, and (iii) the plans for the Improvements are complete, Landlord shall apply for all necessary governmental approvals. After such governmental approvals have been obtained, Landlord shall commence and diligently prosecute to completion the construction of the Tenant Improvements, but without representation or warranty as to when such improvements will be completed.

        2.3    Delivery and Acceptance of Possession:    Landlord shall deliver possession of the Leased Premises to Tenant as soon as practicable following substantial completion of the Tenant Improvements; provided, however, that Landlord shall not be obligated to deliver possession nor shall Tenant be entitled to take possession of or operate its business in the Leased Premises until Landlord and Tenant have executed a Certificate of Lease Commencement in the form attached hereto as Exhibit D, appropriately completed. By taking possession of the Leased Premises, Tenant shall be conclusively deemed to have accepted the Leased Premises in its then existing condition, "AS IS", and all construction work required of Landlord as satisfactorily completed, subject only to punchlist items and other matters noted in the supplemental agreement executed by Landlord and Tenant.

        2.4    Early Occupancy:    If Tenant enters into occupancy of the Leased Premises prior to the Commencement Date with the written permission of Landlord, it shall do so upon all of the terms of this Lease (including its obligations regarding indemnity and insurance) except those regarding the obligation to pay Base Monthly Rent, which shall commence on the Commencement Date.

ARTICLE 3

RENT

        3.1    Base Monthly Rent:    Commencing on Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord a monthly rent (the "Base Monthly Rent"), which shall be the amount set forth in Paragraph 0.6 of the Basic Lease Provisions.

        3.2    CPI Rent Adjustment:    The Base Monthly Rent shall be adjusted on each anniversary of the term of the Lease by the percentage change that occurs in the Consumer Price Index, All Urban

Consumers, for the San Francisco, Oakland, San Jose metropolitan area, All Items (1982-84 = 100 base), as published by the Bureau of Labor Statistics, United States Department of Labor. However, in no event shall the Base Monthly Rent be less than that set forth in Paragraph 3.1.

        3.3    Additional Rent:    Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay, as additional rent (the "Additional Rent"), (i) any late charges or interest due Landlord pursuant to Paragraph 3.6, (ii) Tenant's share of the amortized cost of certain additional improvements as provided in Paragraph 5.4, (iii) Tenant's share of Common Operating Expenses as provided in Paragraph 6.3, (iv) Tenant's share of Real Property Taxes as provided in Paragraph 8.2, (v) Landlord's share of the consideration received by Tenant from Transfers as provided in Paragraph 14.1, and (vi) any other charges due Landlord pursuant to this Lease.

        3.4    Rent:    The Base Monthly Rent, as adjusted from time to time, and the Additional Rent are collectively referred to in this Lease as "Rent."

        3.5    Payment of Rent:    All Rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. All Rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever, and without any prior demand therefor, to Landlord at its address set forth above or at such other place as Landlord may designate from time to time. Tenant's obligation to pay Rent shall be prorated at the commencement and expiration of the Lease Term.

        3.6    Late Charges and Interest on Rent in Default:    If any Rent is not received by Landlord within five (5) days after it becomes due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent Rent. Landlord and Tenant agree that this late charge is fair compensation for loss resulting from Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant Tenant a grace period or extension of time within which to pay any Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay any Rent due under this Lease in a timely fashion or for any other default, including Landlord's right to terminate this Lease. If any Rent remains delinquent for a period of thirty (30) days, then, in addition to such late charge, Tenant shall pay to Landlord interest on such Rent at the Agreed Interest Rate from the thirtieth (30th) day following the date such amount came due until paid.

        3.7    Prepayment of Rent:    Tenant has paid to Landlord the Prepaid Rent concurrently with its execution of this Lease, as prepayment of Rent for credit against the first installment(s) of Base Monthly Rent due hereunder.

        3.8    Security Deposit:    Tenant has deposited with Landlord the Security Deposit as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as a prepayment of Rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Rent; (ii) to repair damage to the Leased Premises caused by Tenant; (iii) to clean the Leased Premises upon termination of the Lease; and (iv) to remedy any other default of Tenant as permitted by law. Tenant hereby waives the benefit of any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7 or any similar or successor law. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original sum. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord's ordinary business and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit.

ARTICLE 4

USE OF LEASED PREMISES

        4.1    Limitation:    Tenant shall continuously use the Leased Premises throughout the Lease Term solely for the Permitted Use and for no other use. Tenant shall not do anything in or about the Premises which will (i) interfere with the rights of other occupants of the Property, (ii) cause structural injury to the Property, or (iii) cause damage to any part of the Property except to the extent reasonably necessary for the installation of Tenant's equipment and Trade Fixtures, and then only in a manner which has been first approved by Landlord. Tenant shall not operate any equipment within the Leased Premises which will injure, vibrate or shake the Leased Premises or the Building, which will overload existing electrical systems or other mechanical equipment servicing the Leased Premises or Building, or which will impair the efficient operation of the sprinkler system (if any) or the heating, ventilating or air conditioning ("HVAC") equipment servicing the Leased Premises or the Building. Tenant shall cause any dust, fumes or waste products generated by Tenant's use of the Leased Premises to be contained and disposed of so that they do not (i) create a fire or health hazard, (ii) damage the Leased Premises, or (iii) interfere with the businesses of other tenants of the Property. Tenant shall cause all noise or odors generated by Tenant's use of the Leased Premises to be contained or muffled so that they do not interfere with the businesses of other tenants of the Property. Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations in the exterior or roof of the Building. Tenant shall not commit any waste in or about the Leased Premises and Tenant shall keep the Leased Premises in a clean, attractive and wholesome condition, free from any nuisances and shall deposit all trash and debris in containers designated by Landlord for such purpose.

        4.2    Compliance with Laws and Private Restrictions:    Tenant shall not use the Leased Premises in any manner which violates any Laws or Private Restrictions. Tenant shall promptly comply with all Laws and Private Restrictions, and cause the Leased Premises to so comply and shall indemnify and hold Landlord harmless from any liability resulting from Tenant's failure to do so.

        4.3    Insurance Requirements:    Tenant shall not use the Leased Premises in any manner which will cause the existing rate of insurance upon the Building or the Property to be increased or cause a cancellation of any insurance policy covering the Building or the Property. Tenant shall not sell, keep or use any article in or about the Leased Premises which is prohibited by the Landlord's fire and property damage insurance. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

        4.4    Outside Areas:    No materials, supplies, equipment, finished or semi-finished products, raw materials, or articles of any nature shall be stored upon or permitted to remain outside of the Leased Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

        4.5    Signs:    Tenant shall not place on any portion of the Property any sign, placard, lettering in or on windows, banner, displays, or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord. All such approved signs shall strictly conform to all Laws, Private Restrictions, and the Rules and Regulations and shall be installed at the expense of Tenant. If Landlord so elects, Tenant shall, at the expiration or sooner termination of this Lease, remove all signs installed by it and repair any damage caused by such removal, including but not limited to painting of the repaired surface. Tenant shall at all times maintain such signs in good condition and repair.

        4.6    Rules and Regulations:    Landlord may from time to time establish amend and/or revoke reasonable and nondiscriminatory rules and regulations applicable to all occupants of the Property for the safety, care, cleanliness and orderly management of the Property. Such Rules and Regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. The current Rules and Regulations are attached to this Lease as Exhibit E. As of the date of this Lease, there are no Rules and Regulations separate from this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. The Rules and Regulations contained in Exhibit "E" shall form a part of this Lease and the remedies available to Landlord for their enforcement shall be the same as for enforcement of any other provision of this Lease. Landlord may from time to time in its sole discretion promulgate additional reasonable Rules and Regulations, which shall as soon as Tenant is given notice of them have full force and effect as if originally embodied in this Lease. Any such additional Rules and Regulations may effect alterations to existing Rules and Regulations and may deal with the matters dealt within the Rules and Regulations contained in Exhibit "E", if any, and any other matters of a similar or dissimilar nature as the Landlord deems advisable, but may not conflict with any specific provisions of this Lease. Landlord shall be under no obligation to enforce the Rules and Regulations against the Tenant, or against any other tenant of the Property or any other person, and shall be under no liability for failure to enforce them. Landlord shall not be responsible for the violation of any such Rules and Regulations by any other occupant of the Property.

        4.7    Parking:    Tenant shall not have the exclusive right to use any specific parking space, unless specifically provided for in this Lease. Landlord reserves the right to have any vehicles owned by Tenant's employees towed away at Tenant's cost. Tenant shall not at any time park or permit the parking of its vehicles or the vehicles of others adjacent to loading areas so as to interfere in any way with the use of such loading areas, nor shall Tenant at any time park or permit the parking of its vehicles or the vehicles of others on any portion of the Property not designated by Landlord as a parking area. All trucks and delivery vehicles used for delivering goods to Tenant shall be (i) parked at the rear of the building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Property, and (iii) permitted to remain on the Property only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any Law to limit or control parking in the Property, whether by validation of parking tickets or by any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord.

        4.8    Window Covering:    If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Leased Premises.

        4.9    Signs and Exterior Installations:

  (a)
  Tenant shall be entitled to an identification sign at or near the entrance to the Leased Premises, to be subject to the prior written approval of Landlord as to design, size and location, and to be installed at Tenant's expense and in accordance with any uniform pattern of signs which may be adopted by Landlord. Landlord reserves the right to attend to such installation and bill Tenant therefor.

  (b)
  Tenant shall not, without the prior written consent of Landlord, erect, install or maintain any sign, lettering, placard or any other advertising material of whatsoever nature or size, painted upon, posted upon or otherwise affixed to the exterior of the Building or the exterior of the Leased Premises, or within the Common Areas or affixed to either side of any glass on the windows or doors of the Leased Premises.

  (c)
  Tenant shall not install any exterior lighting, plumbing or electrical lines, shades, awnings, exterior decorations or painting or marking, or erect or permit any insignia, barrier, aerial mast or other device or installation on the exterior of the Leased Premises without the prior written consent of Landlord.

        4.10    Auctions:    Tenant shall not conduct or permit to be conducted on any portion of the Leased Premises, the Building, or the Property any sale of any kind, including: (i) any public or private auction, fire sale, going-out-of-business sale, distress sale, or other liquidation sale; or (ii) any so-called "flea market," open-air market, or other similar activity.

        4.11    Locks:    Tenant shall not install, permit the installation of, or change any lock, bolt, fastening or other security device on any door of the Leased Premises without the prior written consent of Landlord.

ARTICLE 5

TRADE FIXTURES, LEASEHOLD IMPROVEMENTS
AND LANDLORD IMPROVEMENTS

        5.1    Trade Fixtures:    Throughout the Lease Term, Tenant shall provide, install, and maintain in good condition all Trade Fixtures required for the conduct of its business in the Leased Premises. All Trade Fixtures shall remain Tenant's property.

        5.2    Leasehold Improvements:    Tenant shall not construct any Leasehold Improvements or otherwise alter the Leased Premises without Landlord's prior approval if the cost thereof exceeds One Thousand Dollars ($1,000.00) or such work affects the structural parts or exterior of the Building, and not until Landlord shall have first approved plans and specifications therefor, which approvals shall not be unreasonably withheld. All such approved Leasehold Improvements shall be installed (i) by Tenant at Tenant's expense using a licensed contractor first approved by Landlord, and (ii) in substantial compliance with the approved plans and specifications therefor. All construction done by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence construction of any Leasehold Improvements until (i) all required governmental approvals and permits have been obtained and copies thereof delivered to Landlord, (ii) all requirements regarding insurance imposed by this Lease have been satisfied and certificates thereof have been delivered to Landlord, (iii) Tenant shall have given Landlord at least five (5) days prior written notice of its intention to commence such construction, (iv) Tenant shall have notified Landlord by telephone of the commencement of construction on the day it commences, and (v) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder's risk insurance in an amount satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9. All Leasehold Improvements shall remain the property of Tenant during the Lease Term but shall not be altered, or removed from the Leased Premises. At the expiration or sooner termination of the Lease Term, all Leasehold Improvements shall be surrendered to Landlord as part of the realty and shall then become Landlord's property, and Landlord shall have no obligation to reimburse Tenant from all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Leasehold Improvements in accordance with the provisions of Paragraph 15.1, then Tenant shall so remove such Leasehold Improvements prior to the expiration or sooner termination of the Lease Term.

        5.3    Alterations Required by Law:    Tenant shall make any alteration, addition or change of any sort, whether structural or otherwise, to the Leased Premises that is required by any Law because of (i) Tenant's use or change of use of the Leased Premises, (ii) Tenant's application for any permit for governmental approval, or (iii) Tenant's construction or installation of any Leasehold Improvements or Trade Fixtures.

        5.4    Landlord's Improvements:    All fixtures, improvements or equipment which are installed or constructed on or attached to the Property by Landlord at its expense shall become part of the realty and belong to Landlord. Tenant shall pay Additional Rent in the event Landlord, in its sole discretion, elects to make any of the following kinds of capital improvements to the Property: (i) capital improvements required to be constructed in order to comply with any Law not in affect or applicable to the Property as of the Effective Date; (ii) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Common Operating Expenses of the Property; and (iii) replacement of capital improvements or building service equipment existing as of the Effective Date when required because of normal wear and tear or obsolescence. The amount of Additional Rent the Tenant is to pay with respect to each such capital improvement shall be determined as follows:

          A.    All costs paid by Landlord to construct such improvements (including financing costs) shall be amortized over the useful life of such improvements (as reasonably determined by Landlord) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

          B.    As Additional Rent, Tenant shall pay an amount equal to Tenant's Allocated Share of that portion of such monthly amortization payment fairly allocable to the Building (as reasonably determined by the Landlord) for each month after such improvement is completed until the first to occur of (i) the expiration of the Lease Term, or (ii) the end of the term over which such costs were amortized, which amount shall be due at the same time the Base Monthly Rent is due.

        5.5    Liens:    Tenant shall keep the Leased Premises and the Property free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Leased Premises. If a claim of lien is reported, Tenant shall bond against or discharge the same within ten (10) days after the same has been recorded against the Leased Premises and/or the Property. Should any lien be filed against the Leased Premises or any action commenced affecting title to the Leased Premises, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

ARTICLE 6

REPAIR AND MAINTENANCE

        6.1    Tenant's Obligation to Maintain:    Except as otherwise provided in Article 11 regarding the restoration of damage caused by fire and other perils, Tenant shall, at all times during the Lease Term, clean, keep, and maintain in good order, condition, and repair the Leased Premises and every part thereof, through regular inspections and servicing, including but not limited to (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains) and all ducts, pipes, vents or other parts of the HVAC or plumbing system, (ii) all fixtures, interior walls, floors, carpets, and ceilings, (iii) all windows, doors, entrances, plate glass, showcases, and skylights (including cleaning both interior and exterior surfaces), (iv) all electrical facilities, wiring and equipment, including lighting fixtures, lamps, bulbs and tubes, fans, vents, exhaust equipment and systems, and (v) any automatic fire extinguisher equipment in the Leased Premises. With respect to utility facilities serving the Leased Premises (including electrical wiring and conduits, gas lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant shall be responsible for the maintenance and repair of any such facilities which serve only the Leased Premises, including all such facilities that are within the walls, floor, or roof of the Leased Premises and any part of such facilities that is not within the Leased Premises, but only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Property as well as to the Leased Premises. Tenant shall replace any damaged or broken glass in the Leased Premises (including all interior and exterior doors, windows, and showcases) with glass of the same kind, size, and quality. Tenant shall repair any damage to the Leased Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry. Tenant shall maintain, repair and replace when necessary all HVAC equipment which serves only the Leased Premises and shall keep the same in good condition through regular inspection and servicing and all repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts or exterior of the Building, or if the estimated cost of any item of repair or replacement exceeds One Thousand Dollars ($1,000.00), then Tenant shall first obtain Landlord's written approval of the scope of the work, plans therefor, materials to be used, and the contractor.

        6.2    Landlord's Obligation to Maintain:    Landlord shall repair, maintain, replace and operate the Common Area and repair and maintain the roof, exterior and structural parts of the Building located on the Property so that the same are kept in good order and repair. If there is central HVAC or other building service equipment and/or utility facilities servicing portions of the Common Area and/or both the Leased Premises and other parts of the Building, Landlord shall maintain and operate (and replace when necessary) such equipment. Landlord shall cause the exterior windows of the Premises and the Building to be washed on a regular basis as determined by Landlord but no less often than once every ninety (90) days. Landlord shall not be responsible for repairs required by any accident, fire or other peril except as otherwise required by Article 11, or for damage caused to any part of the Property by any act, negligence of Tenant or its agents, contractors, employees or invitees. Landlord may engage contractors of its choice to perform the obligations required by this Article, and the necessity of any expenditure made to perform such obligations shall be at the sole discretion of Landlord. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord of the need for such repairs and maintenance.

        6.3    Tenant's Obligation to Reimburse:    As Additional Rent, Tenant shall pay Tenant's Allocated Share of all Common Operating Expenses (as defined below). Payment shall be made by whichever of the following methods is designated from time to time, by Landlord, and Landlord may change the method of payment at any time. Tenant shall pay such share of the actual Common Operating Expenses incurred or paid by Landlord but not previously billed to Tenant within ten (10) days after receipt of a written bill from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than monthly. Alternatively, (i) Landlord shall deliver to Tenant Landlord's reasonable estimate of the Common Operating Expenses it anticipates will be paid or incurred for the calendar year in question, (ii) during such calendar year, Tenant shall pay such share of the estimated Common Operating Expenses in advance in equal monthly installments due with the installment of Base Monthly Rent, and (iii) within ninety (90) days after the end of such calendar year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord in accordance with this Article during the just ending calendar year, and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or repayment and/or credit by Landlord, as the case may require, within ten (10) days after delivery by Landlord to Tenant of said statement, to the end that Landlord shall receive the entire amount of Tenant's share of all Common Operating Expenses for such calendar year and no more. Tenant shall have the right, exercisable upon reasonable prior notice to Landlord in writing, to inspect Landlord's books and records relating to the Common Operating Expenses at Landlord's property manager's office within thirty (30) days of receipt of any annual statement for the same, for the purposes of verifying the charges contained in such statement. Tenant may not withhold payment pending completion of such inspection. Landlord's failure to timely furnish such reconciliation shall not affect Landlord's rights under this Section 6.3.

        6.4    Common Operating Expenses Defined:    The term "Common Operating Expenses" shall mean the sum of the following:

          A.    All costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing and resurfacing the roof (including repair of leaks) and the exterior surfaces (including painting) of the Building located on the Property; (ii) maintenance and repair of the structural part (including roof, foundation, floor slab and load bearing walls) of the Building located on the Property; (iii) maintenance of the liability, fire and property damage insurance covering the Property carried by Landlord pursuant to Paragraph 9.2 (including the payment of deductibles of up to $2,500.00 per occurrence and the pre-payment of premiums of coverage for up to one year); (iv) maintaining, repairing, operating, and replacing, when necessary, HVAC equipment, utility facilities, and other building service equipment; (v) complying with all Laws and Private Restrictions, including payment of charges assessed pursuant to any Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, restripping, and resurfacing the Common Area; (vii) periodic window washing and pest extermination; (viii) providing water, sewer service and general waste pickup; (ix) replacement or installation of lighting fixtures, directional or other signals, irrigation systems and all landscaping in the Common Area; and (x) initiating and prosecuting applications for reduction in the assessed value of the Property for property tax purposes.

          B.    All additional costs and expenses paid or incurred by Landlord with respect to the operation, protection, maintenance, repair or replacement of the Property which for federal income tax purposes would be considered a deductible business expense.

          C.    That portion of all compensation (including benefits and premiums for worker's compensation and other insurance) paid to, or for the benefit of, employees of Landlord involved in the performance of the work described by subparagraphs A and B above that is fairly allocable to the Property; and

          D.    As compensation to Landlord for accounting and management service rendered, an additional amount equal to ten percent (10%) of the sum of (i) the total cost and expenses described in subparagraphs A, B and C above, and (ii) all Real Property Taxes.

        6.5    Control of Common Area:    Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of Rent, to: (i) close any part of the Common Area to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance; (iii) designate other property outside the boundaries of the Property to become part of the Property; (iv) construct multi-deck parking structures on any part of the Common Area; (v) change the shape, size, or location of the Common Area; (vi) eliminate or add any buildings or improvements; (vii) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of flow of traffic; and/or (viii) change the name or address of the Building. Landlord reserves the right to use the air space above the Common Area for the construction of improvements or for any other purpose so long as such use does not unreasonably interfere with the non-exclusive right to use the surface of the Common Area granted to Tenant by this Lease. In exercising any such rights regarding the Common Area, Landlord shall (i) make a reasonable effort to minimize any disruption to Tenant's business, and (ii) not change the Building in any way which materially affects Tenant's use without Tenant's consent, which shall not unreasonably be withheld.

        6.6    Tenant's Negligence:    Tenant shall pay for all damage to the Property caused by the negligent act or omission of Tenant, its agents, employees, contractors, or invitees or by the failure of Tenant to comply with the terms of this Lease, except as otherwise provided by Paragraph 9.4. Tenant shall make payment therefor upon demand by Landlord.

        6.7    Notice of Accidents or Defects:    Tenant shall give Landlord prompt notice of any accident to or any defect in the plumbing, electrical or mechanical facilities or installations or any part of the Building or the Leased Premises.

ARTICLE 7

WASTE DISPOSAL AND UTILITIES

        7.1    Waste Disposal:    Tenant shall store its waste either inside the Leased Premises or in containers with lids that are kept closed (e.g., dumpsters) located within outside trash enclosures that are (i) fully fenced and screened in compliance with all Laws and Private Restrictions, (ii) designed for such purpose to be used exclusively by Tenant or in common with other occupants of the Property, as designated by Landlord, and (iii) first approved by Landlord. All entrances to all outside trash enclosures shall be kept closed and waste shall be stored in containers in such manner so that the container lids are kept closed and such waste is not visible from the exterior of such outside enclosures. Tenant shall cause all of its waste to be regularly removed from the Property. Tenant shall keep all fire corridors and mechanical equipment rooms in the Leased Premises free and clear of all obstructions at all times.

        7.2    Utilities:    Tenant shall promptly pay, as the same becomes due, all charges for gas, electricity, specialized waste pick-up required for Tenant's business, and any other utilities, materials or services furnished directly to or used by Tenant on or about the Leased Premises during the Lease Term. If any utility service is not separately metered to the Leased Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. If, however, Landlord determines that Tenant is using a disproportionate amount of any utility service not separately metered, the Landlord at its election may (i) periodically charge Tenant, as Additional Rent, a sum equal to Landlord's estimate of the costs of Tenant's excess use of such service or (ii) install a separate meter to measure the utility service supplied to the Leased Premises, at Tenant's cost.

        7.3    Overloading of Electrical Facilities:    Tenant shall not overload the electrical facilities of the Leased Premises or the Property. If any equipment desired by Tenant would overload the electrical/mechanical facilities inside the Leased Premises, Tenant shall forthwith at its expense make whatever changes are necessary to comply with the requirements of applicable authorities or insurance underwriters, but no changes shall be made until Tenant first submits to Landlord plans and specifications for such changes and obtains Landlord's written approval. If any proposed equipment would overload the electrical or mechanical facilities outside the Leased Premises, Tenant shall not install such equipment unless it shall first have made arrangements satisfactory to Landlord for the alteration of the electrical facilities of the Property on such terms as Landlord may permit and at Tenant's expense.

        7.4    Compliance with Governmental Regulations:    Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation, or other control. Landlord may cooperate voluntarily in any reasonable manner with the efforts of all governmental agencies or utility suppliers in reducing the consumption of energy or other resources. Tenant shall not be entitled to terminate this Lease nor to any abatement of Rent by reason of any such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules, regulations and requirements which Landlord may prescribe in order to maximize the efficiency of the HVAC system and all other utility systems.

ARTICLE 8

REAL PROPERTY TAXES

        8.1    Real Property Taxes Defined:    The term "Real Property Taxes" as used herein shall mean (i) all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay for any general or special assessments for public improvements, services, or benefits and any increases resulting from reassessments caused by any change in ownership, new construction, or change in valuation), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments which are levied or assessed against or with respect to (a) the value, occupancy or use of the Property (as now constructed or as may at any time hereinafter be constructed, altered, or otherwise changed), (b) the fixtures, equipment and other real or personal property of Landlord that are an integral part of the Property, (c) the gross receipts, income and rentals from the Property, or (d) the use of the Common Areas, public utilities or energy within the Property, (ii) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Property, (iii) any excise, transaction, sales, privilege or other tax now or hereafter imposed upon Landlord as a result of this Lease, and (iv) all costs and fees (including attorneys' fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If at any time during the Lease Term the taxation or assessment of the Property prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternative, substitute or additional tax or charge (i) on the value, use or occupancy of the Property, (ii) on or measured by the gross receipts, income or rentals from the Property, or on Landlord's business of leasing the Property, or (iii) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the term "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the Property shall be included within the meaning of the term "Real Property Taxes". Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord's income from all sources.

        8.2    Tenant's Obligations to Reimburse:    As Additional Rent, Tenant shall pay Tenant's Allocated Share of all Real Property Taxes which become due during the Lease Term. Payment shall be made by whichever of the following methods is designated from time to time, by Landlord, and Landlord may change the method of payment at any time. Tenant shall pay such share of the actual Real Property Taxes incurred or paid by Landlord but not previously billed to Tenant within ten (10) days after receipt of a written bill from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than monthly. Alternatively, (i) Landlord shall deliver to Tenant Landlord's reasonable estimate of the Real Property Taxes it anticipates will be paid or incurred for the calendar year in question, (ii) during such calendar year, Tenant shall pay such share of the estimated Real Property Taxes in advance in equal monthly installments due with the installment of Base Monthly Rent, and (iii) within ninety (90) days after the end of such calendar year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Real Property Taxes paid or incurred by Landlord in accordance with this Article during the just ending calendar year, and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or repayment and/or credit by Landlord, as the case may require, within ten (10) days after delivery by Landlord to Tenant of said statement, to the end that Landlord shall receive the entire amount of Tenant's share of all Real Property Taxes for such calendar year and no more. If requested by Tenant in writing within thirty (30) days of receipt of a bill for Tenant's Allocated Share of Real Property Taxes, Landlord shall furnish Tenant with such evidence as is reasonably available to Landlord with respect to the amount of any Real Property Tax which is a part of such bill. Tenant may not withhold payment of such bill pending receipt and/or review of such evidence. If any Lender requires Landlord to impound Real Property Taxes on a periodic basis during the Lease Term, then Tenant, on notice from Landlord indicating this requirement, shall pay a sum of money toward its liability under this Article to Landlord on the same period basis in accordance with the Lender's requirements. Landlord shall impound the Real Property Tax payments received from Tenant in accordance with the requirements of the Lender. If any assessments are levied against the Property, Landlord may elect to either pay the assessment in full or allow the assessment to go to bond. If Landlord pays the assessment in full, Tenant shall pay to Landlord each time payment of Real Property Taxes is made a sum equal to that which would have been payable (as both principal and interest) had Landlord allowed the assessment to go to bond.

        8.3    Taxes on Tenant's Property:    Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed, or imposed against Tenant, Tenant's estate in this Lease or the property of Tenant situated within the Leased Premises which become due during the Lease Term.

ARTICLE 9

INSURANCE

        9.1    Tenant's Insurance:    Tenant shall maintain in full force and effect during the Lease Term the following insurance:

          A.    Tenant shall maintain a policy or policies of comprehensive general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from, an occurrence in or about the Leased Premises with combined single limit coverage of not less than the amount of Tenant's Minimum Liability Insurance coverage set forth in Paragraph 1.10. Such comprehensive general liability insurance shall contain a "contractual liability" endorsement insuring Tenant's performance of Tenant's obligation to indemnify Landlord contained in Paragraph 10.2. If Landlord's Lender or Landlord's insurance advisor or counsel reasonably determines at any time that the amount of such coverage is not adequate, Tenant shall increase such coverage to such amount as Landlord's Lender, insurance advisor or counsel reasonably deems adequate, not to exceed the level of coverage then commonly carried by comparable businesses similarly situated.

          B.    Tenant shall maintain a policy or policies of fire and property damage insurance in "all risk" form with a sprinkler leakage endorsement (if the Building contains fire sprinklers) insuring the personal property inventory, Trade Fixtures and Leasehold Improvements within the Leased Premises for the full replacement cost thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured.

          C.    If Tenant undertakes or authorizes any construction, alteration, improvements or the like in the Leased Premises, then Tenant shall maintain contingent liability and broad form builder's risk insurance with coverage in an amount satisfactory to Landlord.

          D.    Tenant shall maintain a policy or policies of worker's compensation insurance and any other employee benefit insurance sufficient to comply with all Laws.

          E.    Landlord and such others it designates shall be named as additional insureds on the policies of insurance described in subparagraphs A, B and C above. All insurance required by this Paragraph 9.1 (i) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any insurance coverage of Landlord, (ii) shall be in a form satisfactory to Landlord, (iii) shall be carried with companies reasonably acceptable to

  Landlord, and (iv) shall not have a "deductible" in excess of Two Thousand Five Hundred Dollars ($2,500.00) per occurrence. Copies of such policy or policies, or duly executed certificates for them, together with satisfactory evidence of the payment of the premium thereon, shall be delivered to Landlord prior to the time Tenant enters into possession of the Leased Premises and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage.

        9.2    Landlord's Insurance:    During the Lease Term, Landlord shall have the following obligations and options regarding insurance:

          A.    Landlord shall maintain, as the minimum coverage required of it by this Lease, a policy or policies of fire and property damage insurance in so-called "fire and extended coverage" form insuring Landlord (and such others as Landlord may designate) against physical damage to the Building with coverage of not less than ninety percent (90%) of the full replacement cost thereof and against loss of Base Monthly Rent for a period of not less than six (6) months. Landlord may so insure the Building separately, or may insure the Building with other buildings and improvements which Landlord elects to insure together under the same policy or policies. The foregoing notwithstanding, such fire and property damage insurance, at Landlord's election (i) may be written in so-called "all-risk" form to include such perils as are commonly covered by such form of coverage, (ii) may provide coverage for physical damage to the improvements so insured up to the then full replacement cost thereof, (iii) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake, flood, or other special perils not covered by "all risk" insurance, a "deductible" in an amount that is selected by Landlord. Landlord is not obligated to cause such insurance to cover any Trade Fixtures, Leasehold improvements, or any inventory or other personal property of Tenant.

          B.    Landlord may maintain a policy or policies of comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring or resulting from an occurrence, in, on or about the Property, with combined single limit coverage of not less than Three Million Dollars ($3,000,000), or such greater coverage as Landlord may from time to time determine is reasonably necessary for its protection.

        9.3    Tenant's Obligation to Reimburse:    The cost of the insurance which Landlord is either obligated or elects to carry pursuant to Paragraph 9.2 and any deductible amount not exceeding Two Thousand Five Hundred Dollars ($2,500.00) per occurrence paid by Landlord and excluded from the coverage of such insurance shall be Common Operating Expenses and Tenant shall pay its share thereof as provided in Paragraph 6.3. However, if Landlord's insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant's use of the Leased Premises and Landlord does not elect to terminate the Lease, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

        9.4    Releases and Waiver of Subrogation:    The parties herein release each other, and their respective agents and employees from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy carried by either of the parties which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage, provided, however, that any such person or entity shall not be released from such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by the insured from such insurance if the insurance in question permits such a partial release in connection with obtaining a waiver of subrogation from the insurer. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under such policy. Each party shall use its best efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy. If, however, any insurance policy cannot be obtained with such a waiver of subrogation, then the party obtaining such insurance shall notify the other party of that fact and thereupon shall be relieved of the obligation to obtain such a waiver of subrogation rights from the insurer with respect to the particular insurance involved.

ARTICLE 10

LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

        10.1    Limitation on Landlord Liability:    Landlord shall not be liable to Tenant nor shall Tenant be entitled to any abatement of Rent, for any injury to Tenant, its agents, employees, contractors, or invitees, damage to Tenant's property, or loss to Tenant's business resulting from any cause, including without limitation (i) failure or interruption of any HVAC or other utility system or service, (ii) governmental regulation, including any rationing or other control of utility services or the use of the Leased Premises or the Common Area, (iii) penetration of water into or onto any portion of the Leased Premises or the Common Area through roof leaks or otherwise, or (iv) vandalism or forcible entry by unauthorized persons, provided, however, that, except as provided in Paragraph 9.4, Landlord shall not be released from liability for loss or damage proximately caused by its willful misconduct or negligence of which it has knowledge and a reasonable time to correct.

        10.2    Indemnification of Landlord:    Tenant shall hold Landlord harmless, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage (i) resulting from any cause or causes whatsoever (other than the willful misconduct of Landlord or its negligence of which it has knowledge and a reasonable time to correct) occurring in or about or resulting from an occurrence in or about the Leased Premises during the Lease Term or while Tenant or its contractors are occupying the Leased Premises, or (ii) resulting from the negligence or willful misconduct of Tenant, its agents, employees and contractors, wherever the same may occur. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or sooner termination.

ARTICLE 11

DAMAGE TO LEASED PREMISES

        11.1    Landlord's Duty to Restore:    If the Leased Premises are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the Leased Premises unless the Lease is terminated by Landlord pursuant to Paragraph 11.2 or by Tenant pursuant to Paragraph 11.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Paragraph 9.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 11.2 or 11.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on the termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises to the extent then allowed by Law, to substantially the same condition in which the Leased Premises were immediately prior to such damage. Landlord's obligation to restore shall be limited to the Leased Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Leasehold Improvements, Trade Fixtures and/or personal property constructed or installed by Tenant in the Leased Premises. Tenant shall forthwith replace or fully repair all Leasehold Improvements and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction.

        11.2    Landlord's Right to Terminate:    Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage.

          A.    The Leased Premises or Building is damaged by any peril either (i) covered by the type of insurance Landlord is required to carry pursuant to Paragraph 9.2 or (ii) covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated restoration cost exceeds thirty-three and one-third percent (33 1/3%) of the then actual replacement cost thereof.

          B.    The Leased Premises or the Building is damaged by any peril both (i) not covered by the type of insurance Landlord is required to carry pursuant to Paragraph 9.2 and (ii) not covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated restoration cost exceeds five percent (5%) of the then actual replacement cost thereof.

          C.    The Leased Premises are damaged by any peril during the last twelve (12) months of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six (6) times the Base Monthly Rent then due, provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph C if Tenant at the time of such damage has an express written option to further extend the term of this Lease and Tenant exercises such option to so further extend the Lease Term within fifteen (15) days following the date of such damage, or

          D.    The Building is damaged by any peril and, because of the Laws then in force, (i) may not be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) may not be used for the same use being made thereof before such damage, whether or not restored as required by this Article.

        11.3    Tenant's Right to Terminate:    If the Leased Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Paragraph 11.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration.

          A.    The Leased Premises are damaged by any peril and in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within two-hundred seventy (270) days after the date of such damage.

          B.    The Leased Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term, and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within sixty (60) days after the date of such damage.

        11.4    Abatement of Rent:    In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent shall be temporarily abated during the period of restoration in proportion to the degree in which Tenant's use of the Leased Premises is impaired by such damage, Tenant shall not be entitled to any compensation from Landlord for loss of Tenant's property or loss in Tenant's business caused by such damage or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4 of the California Civil Code, and the provisions of any similar law hereafter enacted.

ARTICLE 12

CONDEMNATION

        12.1    Taking of Leased Premises:    If all or any part of the Building is taken by means of (i) any taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, (ii) a voluntary sale or transfer by Landlord to any condemnor under threat of condemnation or while legal proceedings for condemnation are pending or (iii) any taking by inverse condemnation (a "Condemnation"), the Landlord shall have the option to terminate this Lease. If all or any part of the Leased Premises are taken by Condemnation and the Leased Premises cannot be reconstructed within a reasonable period of time and thereby made reasonably suitable for Tenant's continued occupancy for the Permitted Use, then Tenant shall have the option to terminate this Lease. Any such option to terminate by either Landlord or Tenant must be exercised within thirty (30) days after Landlord gives Tenant written notice of the pending condemnation to be effective as of the date that possession of the Leased Premises is taken by the condemnor.

        12.2    Taking of Common Area:    Tenant shall have the option to terminate this Lease if there is a taking of more than fifty percent (50%) of the Common Area and as a result of such taking, Landlord cannot provide Tenant with the nonexclusive right to use parking spaces within a reasonable walking distance of the Leased Premises equal in number to at least eighty percent (80%) of the number of spaces allocated to Tenant's use by Paragraph 2.1, whether by rearrangement of the remaining parking areas in the Common Area (including restripping for compact cars where permitted by law) or by alternative parking facilities on other land of Landlord. Tenant must exercise such option within thirty (30) days after Landlord gives Tenant written notice of the pending condemnation to be effective on the date that possession of that portion of the Common Area that is condemned is taken by the condemnor. If Tenant does not exercise such option to terminate, then Landlord shall have no obligation to provide additional parking area for Tenant and Tenant shall not be entitled to any abatement of rent as a result of any such reduction in the Common Area.

        12.3    Restoration Following the Taking:    If any part of the Leased Premises or the Common Area is taken by Condemnation and this Lease is not terminated, then Landlord shall make all repairs and alterations that are reasonably necessary to make that which is not taken a complete architectural unit, but Landlord shall not be obligated to (i) spend more than the amount of any condemnation award recovered by Landlord for such restoration, or (ii) exceed the scope of the work done by Landlord or its predecessor in originally constructing the Property.

        12.4    Abatement of Rent:    Except in the case of a temporary taking, if any portion of the Leased Premises is taken by Condemnation and this Lease is not terminated, then as of the date possession is taken, and continuing until possession is restored by the condemnor, the Base Monthly Rent shall be reduced in the same proportion that the floor area of that part of the Leased Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Leased Premises. Rent shall not be abated on account of a temporary taking.

        12.5    Temporary Taking:    If any portion of the Leased Premises is temporarily taken by Condemnation for a period which does not extend beyond the natural expiration of the Lease Term, then this Lease shall continue in full force and effect. If any portion of the Leased Premises is temporarily taken by Condemnation for a period which extends beyond the natural expiration of the Lease Term and such taking materially affects Tenant's ability to use the Leased Premises for the Permitted Use, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor.

        12.6    Division of Condemnation Award:    Any award made as a result of any Condemnation of the Leased Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award, provided, however, that Tenant shall be entitled to receive any Condemnation award that is made directly to Tenant (i) for the taking of personal property or Trade Fixtures belonging to Tenant, (ii) for the interruption of Tenant's business or for its moving costs, (iii) for loss of Tenant's goodwill or (iv) any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any Condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Leased Premises.

ARTICLE 13

DEFAULT AND REMEDIES

        13.1    Events of Tenant's Default:    Tenant shall be in default of its obligations under this Lease if any of the following events occur:

          A.    Tenant fails to pay any Base Monthly Rent or Additional Rent when due and such failure is not cured within three (3) days after delivery of written notice from Landlord specifying such failure to pay Rent; or

          B.    Tenant fails to perform or breaches any term, covenant, or condition of this Lease except those requiring the payment of Base Monthly Rent or Additional Rent and Tenant fails to cure such default within ten (10) days after delivery of written notice from Landlord specifying the nature of such default; or

          C.    Tenant makes an assignment, sublease or other transfer in violation of Paragraph 14.1; or

          D.    Tenant makes a general assignment of its assets for the benefit of its creditors; or

          E.    There occurs an attachment of execution upon, the appointment of a custodian or receiver with respect to, or other judicial seizure of (i) substantially all of Tenant's assets, (ii) any property of Tenant essential to the conduct of Tenant's business in the Leased Premises, or (iii) the leasehold created by this Lease; and Tenant fails to obtain a return or release of such property within thirty (30) days thereafter or prior to sale or other disposition, whichever is earlier; or

          F.    Tenant vacates the Leased Premises for more than thirty (30) days during any ninety (90) day period during the Lease Term, or Tenant abandons the Leased Premises; or

          G.    A court makes or enters any decree or order with respect to Tenant or Tenant submits to or seeks a decree or order (or a petition or pleading is filed in connection therewith) which (i) grants or constitutes (or seeks) an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States, (ii) approves as properly filed (or seeks such approval of) a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief laws or statutes of the United States or any state thereof, (iii) otherwise directs (or seeks) the winding up or liquidation of Tenant; provided, however that if any such petition, decree or order is not voluntarily filed or made by Tenant, that Tenant shall not be in default until such petition, decree or order remains undischarged for a period of thirty (30) days.

        13.2    Landlord's Remedies:    In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

          A.    Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under the Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the remedies of injunctive relief and special performance to compel Tenant to perform its obligations under this Lease, and (iii) the right to cause a receiver to be appointed to administer the Leased Premises.

          B.    Landlord may make any payment or perform any obligation of Tenant. Tenant shall reimburse Landlord, on demand, all sums paid by Landlord and all necessary costs of such performance by Landlord, with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. Landlord shall have the same rights and remedies in the event of nonpayment of such amounts by Tenant as in the case of failure by Tenant in the payment of Rent.

          C.    Landlord may, at Landlord's election, enter the Leased Premises and re-lease them, or any part of them to third parties. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in re-leasing the Leased Premises, including broker's commissions, expenses of altering and preparing the Leased Premises required by the re-leasing and like cost. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the date the Rent is due, less the Rent and other sums Landlord received from any re-leasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any re-leasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

          D.    In the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease, which Landlord may do at the time of such breach and abandonment or at any time thereafter and which shall cause this Lease to terminate, regardless of whether Landlord has theretofore exercised any other of its remedies. No act by or on behalf of Landlord intended to mitigate the effect of such breach shall constitute a termination of Tenant's right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease including the right to recover the Rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4, as in effect on the Effective Date of this Lease.

          E.    Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. No act by or on behalf of Landlord intended to mitigate the adverse effect of Tenant's default shall constitute a termination of the Lease or Tenant's right to possession unless Landlord gives Tenant written notice of termination. Any such termination shall not relieve Tenant from the payment of any sums then due Landlord or from any claims for damages resulting from Tenant's default. Following termination of the Lease, and without prejudice to any other remedies Landlord may have, Landlord may then or any time thereafter (i) peaceably reenter the Leased Premises upon voluntary surrender by Tenant or expel or remove Tenant therefrom together with any other persons occupying it, using such legal proceedings as are then available, (ii) repossess and use the Leased Premises or re-lease the Leased Premises or any part thereof for such term, at such rent, and upon such other terms and conditions as Landlord in its sole discretion may determine, (iii) remove all property of Tenant therefrom at Tenant's expense in accordance with Paragraph 15.1.

          F.    In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in the California Civil Code Section 1951.2 as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to said

  Section 1951.2, (i) the Agreed Interest Rate shall be used where permitted, and (ii) Rent due under this Lease shall include the Base Monthly Rent and the Additional Rent, determined on a monthly basis where necessary to compute such damages. Such damages shall include without limitation:

            (1)  The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%), and

            (2)  Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises; (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of re-leasing including installation of Leasehold Improvements (whether such installation be funded by a reduction of Rent, direct payment or allowance to a new tenant, or otherwise); (iii) broker's fees, advertising costs and other expenses of re-leasing the Leased Premises; (iv) costs of carrying the Leased Premises, such as taxes, insurance premiums, utilities and security precautions; (v) expenses in retaking possession of the Leased Premises and (vi) attorneys' fees and court costs incurred by Landlord in retaking possession of the Leased Premises and in re-leasing the Leased Premises or otherwise incurred as a result of Tenant's default.

          G.    Nothing in this Paragraph shall limit Landlord's right to indemnification from Tenant as provided in Paragraph 10.2.

        13.3    Landlord's Defaults and Tenant's Remedies:    In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecutes such cure to completion where such default could not be reasonably be cured within said thirty (30) day period, then Tenant shall have the following remedies only:

          A.    Tenant may proceed in equity or in law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except to the extent Tenant has waived its right to damages resulting from injury to person or damage to property as provided herein).

          B.    Tenant may cure any default of Landlord at Landlord's cost. If Tenant at any time by reason of Landlord's default reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Tenant shall be immediately due from Landlord to Tenant at the time the sum is paid and shall bear interest at the Agreed Interest Rate from the date the sum is paid by Tenant until Tenant is reimbursed by Landlord.

          C.    Tenant waives the provisions of Sections 1932(l), 1941 and 1942 of the California Civil Code and/or any similar or successor Law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under the Lease, Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any present or future laws, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

          D.    Waiver: One party's consent to or approval of any act by the other party requiring the first party's, consent or approval shall not be deemed to waive or render unnecessary the first party's consent or approval of any subsequent similar act by the other party. The receipt or acceptance by Landlord of any Rent with or without knowledge of the breach of any provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofor or hereafter occurring. The waiver by either party of any breach of any provision of the Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

        14.1    By Tenant:    The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Paragraph as "Tenant"):

          A.    Tenant shall not do any of the following (collectively referred to herein as a "Transfer"), whether voluntarily, involuntarily, or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) assign or otherwise transfer its interest in this Lease or in the Leased Premises; (ii) sublet all or any part of the Leased Premises or allow it to be sublet, occupied, or used by any person or entity other than Tenant; (iii) transfer any right appurtenant to this Lease or the Leased Premises; (iv) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (v) terminate or materially amend or modify an assignment, sublease, or other Transfer that has been previously approved by Landlord. Tenant shall pay Landlord a processing fee of Two Hundred Dollars ($200), whether or not Landlord's consent is granted. Any Transfer so approved by Landlord shall not be effective until Tenant has paid all such costs and attorneys' fees to Landlord and delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in form approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant's notice given to Landlord pursuant to subparagraph B below, and (iii) contains the agreement of the proposed transferee ("Transferee") to assume all obligations of Tenant related to the Transfer arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord's consent shall constitute a default by Tenant and shall be voidable at Landlord's option. Landlord consent to any one Transfer shall not constitute a waiver of the provisions of this Paragraph 14.1 as to any subsequent Transfer nor a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

          B.    Tenant shall give Landlord at least thirty (30) days prior written notice of any desired Transfer and of the proposed terms of such Transfer including but not limited to (i) the name and legal composition of the proposed Transferee, (ii) an audited financial statement of the proposed Transferee prepared in accordance with generally accepted accounting principles for a period ending not more than one year prior to the proposed effective date of the Transfer; (iii) the nature of the proposed Transferee's business to be carried on in the Leased Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant; and (vi) such other information as may be requested by Landlord. Tenant's notice shall not be deemed to have been served or given until such time as Tenant has provided Landlord with all information reasonably requested by Landlord pursuant to this subparagraph B. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer.

          C.    In the event that Tenant seeks to make any Transfer, Landlord shall have the right to withhold its consent to such Transfer, as permitted pursuant to subparagraph A above, or to exercise any of the rights set forth in this subparagraph C, by giving Tenant written notice of its election within thirty (30) days after Tenant's notice of intent to Transfer has been deemed given to Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Transfer, if Landlord withholds its consent where the proposed Transferee's net worth (according to generally accepted accounting principles) is less than the greater of (i) the net worth of Tenant immediately prior to the Transfer, or (ii) the net worth of Tenant as of the Effective Date, such withholding of consent shall be presumptively reasonable. The following rights are in addition to Landlord's right to withhold its consent to any Transfer, and may be exercised by Landlord in its sole discretion without limiting Landlord in the exercise of any other right or remedy which Landlord may have.

            (1)  Landlord may terminate this Lease or, in the case of a sublease of less than all of the Leased Premises, at Landlord's election, terminate this Lease only as to that part of the Leased Premises proposed to be so sublet, either (i) on the condition that the proposed Transferee immediately enter into a direct lease of the Leased Premises with Landlord (or, in the case of a partial sublease, a lease of the portion proposed to be so sublet) on the same terms and conditions contained in Tenant's notice, or (ii) so that Landlord is thereafter free to lease the Leased Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then (i) if such termination is conditioned upon the execution of a lease between Landlord and proposed Transferee, Tenant's obligations under this Lease shall not be terminated until such Transferee executes a new lease with Landlord, enters into possession, and commences the payment of Rent, and (ii) if Landlord elects simply to terminate this Lease (or, in the case of a partial sublease, terminate this Lease as to the portion to be so sublet), the Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease if it is terminated in its entirety, or shall be released from any further obligation under the Lease with respect to the space proposed to be sublet in the case of a partial sublease and partial termination. In the case of a partial termination of the Lease, the Base Monthly Rent and Tenant's Allocated Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Leased Premises which remains subject to the Lease bears to the original area of the Leased Premises. Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination.

            (2)  Landlord may elect to permit Tenant to so assign the Lease or sublease such part of the Lease Premises, in which event Tenant may do so, but without being released of its liability for the performance of all of its obligations under the Lease. If Tenant assigns its interest in this Lease in accordance with this subparagraph (2), then Tenant shall pay to Landlord fifty percent (50%) of all consideration (whether monetary or non-monetary) received by Tenant over and above assignee's agreement to assume the obligations of Tenant under this Lease provided that the cash equivalent of non-monetary consideration shall be paid. If Tenant sublets all or part of the Leased Premises, then Tenant shall pay to Landlord fifty percent (50%) of the positive difference, if any, between (i) all rent and other consideration (whether monetary or non-monetary) paid by the subtenant to Tenant, less (ii) all rent paid by Tenant to Landlord pursuant to this Lease which is allocable to the area so sublet. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such rent and other consideration is paid to Tenant by its subtenant. Notwithstanding the foregoing, the percentage of such consideration that Tenant is obligated to pay shall be increased from fifty percent (50%) to one hundred percent (100%) in the event the terms of any loan made by a Lender provide that the interest due pursuant to such loan increases as a result of the receipt by Tenant of consideration from any Transferee that is not paid to Landlord. Tenant's obligations under this subparagraph shall survive any assignment or sublease, and Tenant's failure to perform its obligations under this subparagraph shall be a default under this Lease. At the time Tenant makes any payment to Landlord required by this subparagraph, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right to inspect Tenant's books and records relating to the payments due pursuant to this subparagraph. Upon request therefore, Tenant shall deliver to Landlord copies of all bills, invoices, or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed Transferee of all amounts that are to be paid to Tenant in connection with such Transfer. As used herein, the term "consideration" shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant's interest in this Lease or in the Leased Premises, including payments (in excess of the book value thereof) for Tenant's assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, general intangibles, and any capital stock or other equity ownership interest in Tenant.

          D.    If Tenant is a corporation, any dissolution, merger, consolidation, or other reorganization of Tenant, or the sale or transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of Tenant, shall be deemed a voluntary assignment of Tenant's interest in this Lease, provided, however, that the foregoing shall not apply to corporations the capital stock of which is publicly traded. The phrase "controlling percentage" means the ownership of and the right to vote stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning twenty-five percent (25%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant's interest in this Lease.

          E.    Tenant expressly agrees that the provisions of this Paragraph 14.1 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time.

          F.    Tenant irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all Rent or other consideration not otherwise payable to Landlord by reason of any Transfer. Landlord, as assignee of Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such Rent or other consideration and apply it toward Tenant's obligation under this Lease; provided, however, that until occurrence of any default by Tenant, Tenant shall have the right to collect such Rent or other consideration.

        14.2    By Landlord:    Landlord and its successors in interest shall have the right to transfer their interest in the Leased Premises and the Property at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any other person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer, and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer only if its transferee agrees to assume and be bound by the terms of this Lease and to perform all obligations of the Landlord hereunder As used herein, the term "Landlord" shall mean the Landlord originally named herein, but following any transfer of its interest in the Leased Premises and the Property, the term "Landlord" shall thereafter mean the transferee of such interest.

ARTICLE 15

TERMINATION

        15.1    Surrender of the Leased Premises:    Immediately prior to the expiration or upon the earlier termination of this Lease, Tenant shall remove all Tenant's Trade Fixtures and other personal property, repair all damage caused by the installation and removal of such property, and vacate and surrender the Leased Premises to Landlord in the same condition as existed at the Commencement Date, reasonable wear and tear excepted, with (i) all interior walls cleaned, (ii) all interior painted surfaces to be repainted in the original color, (iii) all holes in walls and floor repaired, (iv) all carpets shampooed and cleaned, (v) all HVAC equipment within the Leased Premises in good operating order and repair, and (vi) all floors cleaned, all to the reasonable satisfaction of Landlord. If Landlord so requests, Tenant shall, prior to the expiration or earlier termination of this Lease, (i) remove any Leasehold Improvements designated by Landlord, (ii) repair all damage caused by such removal and (iii) restore the Leased Premises to the condition existing prior to the time such removed Leasehold Improvements were initially installed. Landlord may hire independent contractors to inspect any HVAC system serving the Leased Premises for the purpose of determining whether they have been properly maintained by Tenant, and Tenant shall pay the cost thereof within ten (10) days after receipt of a statement therefor from Landlord. If the Leased Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants. Any personal property of Tenant or any other person left on the Leased Premises after Tenant has abandoned, vacated, or surrendered the Leased Premises shall be deemed to be abandoned and Landlord may dispose of such property in accordance with the provisions of California Civil Code Sections 1980-1991.

        15.2    Holding Over:    This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term without Landlord's written consent shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Leased Premises. Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent required during the last month of the Lease Term.

ARTICLE 16

GENERAL PROVISIONS

        16.1    Landlord's Right to Enter:    Landlord and its agents may enter the Leased Premises at any reasonable time for the purpose of (i) inspecting the same, (ii) posting notices of nonresponsibility, (iii) supplying any service to be provided by Landlord to Tenant, (iv) showing the Leased Premises to prospective purchasers, mortgagees or tenants, (v) making necessary alterations, additions or repairs, (vi) performing Tenant's obligations when Tenant has failed to do so within ten (10) days after written notice from Landlord, (vii) placing upon the Leased Premises ordinary "for lease" or "for sale" signs, and/or (viii) in case of an emergency. For each of the aforesaid purposes, Landlord may enter the Leased Premises by means of a master key and Landlord shall have the right to use any means Landlord may deem necessary to enter the Leased Premises in an emergency. Tenant shall permit and facilitate the entry of Landlord, or those designated by it, into the Leased Premises for the purpose of inspection, repair, window cleaning, the performance of janitorial services, and other proper purposes. Tenant shall not obstruct or restrict access to ducts, janitorial and electrical closets and other necessary means of access to mechanical, electrical and other facilities by the placement of furniture, carpeting or otherwise. In the event of such obstruction, Tenant will be responsible for the cost of clearing the obstruction and of providing such access.

        16.2    Subordination:    The following provisions shall govern the relationship of this Lease to any underlying lease, mortgage or deed of trust which now or hereafter affects the Property, and any renewal, modification, consolidation, replacement, or extension thereof (a "Security Instrument").

          A.    This Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument.

          B.    At Landlord's election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date. Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

          C.    Tenant shall execute any document or instrument required by Landlord or any Lender to make this Lease either prior or subordinate to a Security Instrument which may include such other matters as the Lender customarily requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of the Security Deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Property in connection with the enforcement of its Security Instrument. Tenant's failure to execute any such document or instrument within ten (10) days after written demand therefor shall constitute a default by Tenant or, at Landlord's option, Landlord may execute such documents on behalf of Tenant as Tenant's attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact to execute such documents in accordance with this Paragraph.

        16.3    Tenant's Attornment:    Tenant shall attorn (i) to any purchaser of the Leased Premises at any foreclosure sale or private sale conducted pursuant to any security instrument encumbering the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure, or (iii) to the lessor under any underlying ground lease should such ground lease be terminated.

        16.4    Mortgagee Protection:    In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure.

        16.5    Estoppel Certificates and Financial Statements:    Tenant agrees, following any request by Landlord, to promptly execute and deliver to Landlord an estoppel certificate upon which Landlord and others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the Rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults and (iv) certifying such other information about this Lease as may be reasonably required by Landlord. Tenant's failure to deliver an estoppel certificate within ten (10 days after delivery of Landlord's request therefor shall be a conclusive admission by Tenant that, as of the day of the request for such statement, (i) this Lease is unmodified except as may be represented by Landlord in said request and is in full force and effect, (ii) there are no uncured defaults in Landlord's performance, and (iii) no Rent has been paid in advance. At any time during the Lease Term, Tenant shall, upon ten (10) days' prior written notice from Landlord, provide Tenant's most recent financial statement and financial statements covering the twenty-four (24) months prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Property. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

        16.6    Force Majeure:    Any prevention or delay due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental regulations, governmental action or inaction, civil commotion, fire or other acts of God, or other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any said prevention or delay, of any obligation hereunder except the obligation of Tenant to pay Rent.

        16.7    Notice:    Any notice required or desired to be given regarding this Lease shall be in writing and may be personally served (including service by written electronic transmission, with receipt acknowledged), or in lieu of personal service, may be given by mail. If given by mail, such notice shall be deemed to have been given (i) on the business day after mailing if such notice was deposited in the United States Mail, certified and postage prepaid, addressed to the party to be served at its address first above set forth and (ii) in all other cases when actually received. Either party may change its address by giving notice of same in accordance with this Paragraph.

        16.8    Attorneys' Fees:    In the event either party shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or to otherwise enforce, protect or establish any term or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and court costs as may be fixed by the court.

        16.9    Corporate Authority:    If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with the bylaws of the corporation (or partnership in accordance with the partnership agreement of the partnership) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of the board of directors of the corporation authorizing or ratifying the execution of this Lease.

        16.10    Additional Definitions:    Any term that is given a special meaning by any provision in this Lease shall have such meaning when used in this Lease or any addendum or amendment hereto. As used herein, the following terms shall have the following meanings:

          A.    Agreed Interest Rate: An interest rate of either twelve percent (12%) per annum or the maximum applicable rate permitted by Law, whichever is less.

          B.    Common Area: All areas and facilities within the Property that are provided and designated by Landlord from time to time for general use and convenience of the lessees and occupants of all or any part of the Property, including the parking areas and facilities, access and perimeter roads, pedestrian sidewalks, restrooms, landscaped areas and the like.

          C.    Effective Date: The date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

          D.    Law: Any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any government agency or authority having jurisdiction over the parties to this Lease or the Property or Leased Premises, or one or more of the foregoing, in effect at the Effective Date of this Lease or any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g., board of fire examiners, public utility or special district) and the Americans With Disabilities Act.

          E.    Leasehold Improvements: All improvements, additions, alterations, and fixtures installed in the Leased Premises by Tenant at its expense which are not Trade Fixtures.

          F.    Lender: (i) Any beneficiary, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Property, and (ii) any lessor under any underlying lease under which Landlord holds its interest in the Property.

          G.    Private Restrictions: All recorded covenants, conditions and restrictions, easements, rights, rights of way, private agreements and any other recorded instruments affecting the use of the Property, as they may exist from time to time.

          H.    Trade Fixtures: Anything affixed to the Leased Premises by Tenant at its expense for purposes of trade, manufacture, ornament, or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without injury to the Leased Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Leased Premises; provided, however, that all of Tenant's signs shall be Trade Fixtures regardless of how affixed to the Leased Premises.

        16.11    Miscellaneous:    Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "shall", "will", and "agree" are mandatory. The term "may" is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. All measurements of gross leasable area shall be made from the outside faces of exterior walls and the centerline of joint partitions. Where Tenant is obligated not to perform any act, Tenant is also obligated to restrain any others within its control from performing such act, including agents, invitees, contractors, subcontractors and employees. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease.

        16.12    Limitation on Tenant's Recourse:    Tenant expressly agrees that so long as Landlord is a corporation, trust partnership, joint venture, unincorporated association, or other form of business entity, (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders or other principals or representatives of such business entity, and (ii) Tenant shall have recourse only to the assets of such business entity for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives other than to the extent of their interest in the assets owned by such business entity. In this regard, Tenant agrees that in the event of any actual or alleged failure, breach or default by Landlord of its obligations under this Lease, that (i) no member of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord); (ii) no member of Landlord shall be required to answer or otherwise plead to any service of process; (iii) no judgment will be taken against any member of Landlord; (iv) any judgment taken against any member of Landlord may be vacated and set aside at any time without hearing; (v) no writ of execution will ever be levied against the assets of any member of Landlord; and (vi) these agreements by Tenant are enforceable both by Landlord and by any member of Landlord.

        16.13    Brokerage Commissions:    Tenant warrants that it has not had any dealings with any real estate brokers or salesmen or incurred any obligations for the payment of real estate brokerage commission or finder's fees which would be earned or due and payable by reason of the execution this Lease.

        16.14    Entire Agreement:    The lease, Exhibits "A" (site plan), "B" (floor plan). "C" (Tenant Improvements), "D" (Certificate of Lease Commencement), "E" (Rules and Regulations), and the addendum or addenda and amendment(s) set forth in Paragraph 0.10 of the Basic Lease Provisions which are executed by Landlord and Tenant concurrently with this Lease and are attached hereto (and by this reference incorporated herein), are the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

        16.15    No Representations:    Tenant acknowledges that neither Landlord nor Landlord's agent(s) has made any representation or warranty as to (i) whether the Leased Premises may be used for the Permitted Use under existing Law, or (ii) the suitability of the Leased Premises or the Common Area for the conduct of Tenant's business or the condition of any improvements located thereon. Tenant has fully investigated the suitability of the Leased Premises, the Building and the Property for Tenant's business and has investigated to its satisfaction the physical condition of the Leased Premises, the Building and the Property and Tenant is relying on such investigation in entering into this Lease. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. There are no representations between Landlord and Tenant other than those contained in this Lease, and all reliance with respect to any representations contained in this Lease is reasonable.

        IN WITNESS WHEREOF, Landlord and Tenant executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date of this Lease.

LANDLORD:
Gatito Enterprises Joint Venture
(Name)
By:	/s/ PEARL ROSENTHAL Pearl Rosenthal
Dated:	4-25-00
TENANT:
Healthe Tech, Inc
(Name)
By:	/s/ NOEL JOHNSON Noel Johnson
By:

Dated:	4/25/00

EXHIBIT "C"

TENANT IMPROVEMENTS

1.
Prior to August 1, 2000 landlord will replace front windows with double pane windows. In addition, landlord will replace some rear windows with double pane glass. The location of rear windows to be replaced shall be determined by landlord.

2.
Tenant shall have the option to install an additional rear window subject to landlord's approval and at the tenants sole expense.

3.
Landlord will allow a carpet allowance for building standard carpet and base, not to exceed $15 a square yard, installed.

4.
Except as listed above, tenant takes the space in an "as is" condition.

Healthe Tech, Inc			/s/ PEARL ROSENTHAL
Pearl Rosenthal Gatito Enterprises Jt Vent
	/s/ NOEL JOHNSON		4-25-00

By:	Noel Johnson	Date
4/25/00
Date

EXHIBIT "D"

TENANT IN PRIOR POSSESSION

        Tenant acknowledges that it knows the premises are possessed by a third party whose interest must be terminated by Owner; and, furthermore, Tenant agrees that if Owner, for any reason, cannot deliver possession of the premises to Tenant by June 1, 2000 this Lease shall not be void, nor shall Owner be liable to Tenant for any loss or damages and this Lease shall commence on the date possession of the premises is delivered to Tenant. Should Owner be unable to deliver the premises to Tenant by September 1, 2000, Tenant or Owner may terminate this agreement by giving written notice within ten (10) days of its intent to terminate, to the other party without any liability occurring to either party.

EXHIBIT "E"

RULES & REGULATIONS

☒    As of the date of this Lease there are no Rules and Regulations separate from this Lease

☐    The Current Rules & Regulations are attached to this Lease as Exhibit E.

EXHIBIT "F"

OPTION TO EXTEND

        This option is personal to Healthe Tech, Inc (Original Tenants) and may be exercised only by the Original Tenants while occupying the Premises who do so without the intent of thereafter assigning this Lease or subletting the Premises or any portion thereof, and may not be assigned, voluntarily or involuntarily, by or to any person. This option is not assignable separate and apart from the Lease, nor may any Option be separated from the Lease in any manner, either by reservation or otherwise.

        Original Tenant is given the option to extend the term on all the provisions contained in this Lease, except for minimum monthly rent, for one five year period ("extended term") following expiration of the initial term, by giving written notice of exercise of the option ("option notice") to Landlord at least three (3) months but not more than six (6) months before expiration of the term. Provided that, if Tenant is in default on the date of giving the option notice, or if Tenant has ever been more than thirty (30) days delinquent in the payment of rent, the option notice shall be totally ineffective, or if Tenant is in default on the date the extended term is to commence, the extended term shall not commence and this Lease shall expire at the initial term.

        The minimum monthly rent for each year of the extended term shall be increased by the CPI adjustment per Paragraph 3.2 of the Lease.

        There shall be no other right to extend the term beyond the extended period.

EXHIBIT "G"

DISCLOSURE

        Tenant acknowledges that the disclosure has been made about the pending lawsuit at 325 Los Gatos-Saratoga Road, Los Gatos, Ca as set forth in the letter attached as Attachment 1 to this lease.

Healthe Tech, Inc			/s/ PEARL ROSENTHAL
Pearl Rosenthal Gatito Enterprises Jt Vent
	/s/ NOEL JOHNSON		4-23-00

By:	Noel Johnson	Date
4/25/00
Date

Exhibit "H"

Guarantee of Lease

        A.    Gatito Enterprises Joint Venture ("Owner" herein) and Healthe Tech, Inc ("Tenant" herein) are about to execute that certain Lease dated April 24, 2000 ("Lease" herein), wherein Owner will lease to Tenant the premises commonly known as 325 Los Gatos/Saratoga Road, Los Gatos, California 95030 ("Premises" herein).

        B.    Noel and Elise Johnson ("Guarantor" herein) and Tenant acknowledge that Owner would not execute the Lease of Guarantor did not execute and deliver to Owner this Guarantee of Lease ("Guarantee" herein).

        NOW, THEREFORE, in consideration of the execution of the Lease by Owner and as a material inducement to Owner to execute said Lease, Guarantor hereby agrees:

        1.    Guarantor unconditionally and irrevocably guarantee to Owner the prompt, full and faithful performance by Tenant of the provisions of the Lease, including, without limitation, the payment of all rent and other sums payable by Tenant. If tenant shall default in the performance of any provisions of the Lease, Guarantor will perform said provisions.

        2.    The terms of the Lease may be waived or changed by agreement between or by the conduct of Tenant and Owner and the Lease may be assigned by Owner without notice to Guarantor, without impairing the obligations of this Guarantee. This Guarantee shall thereafter guarantee the performance of the Lease as so waived or changed.

        3.    Until all provisions of the Lease on Tenant's part to be performed are fully performed, Guarantor (a) shall have no right of subrogation against Tenant; and (b) subordinates any obligations of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Owner under the Lease.

        4.    This Guarantee applies to the initial term and any extension or renewal of the Lease and to any holdover term.

        5.    Guarantor waives: (a) notice of acceptance of this Guarantee; (b) demand of payment, presentation, and protest; (c) any right to assert any statute of limitations; (d) any right to require the Owner to proceed against Tenant or any other guarantor or any other person or entity liable to Owner; (e) any right to require Owner to apply any security it may hold; (f) any right to require Owner to proceed under any other remedies Owner may have before proceeding against Guarantor; and (g) any and all surety or other defenses in the nature thereof.

        6.    If there is more than one Guarantor, "Guarantor" shall include each of the undersigned and: (a) each provision of this Guarantee shall be binding on each of the undersigned; (b) they shall be jointly and severally liable hereunder; and (c) Owner shall have the right to proceed against them jointly or in any other order.

        7.    "Owner" means the Owner specifically named in the Lease and said Owner's successors, heirs and assigns.

        8.    If an action is brought by Owner against Guarantor hereunder, the unsuccessful party shall pay the prevailing party costs and expenses and reasonable attorneys' fees which shall be fixed by the Court.

        9.    This instrument constitutes the entire agreement between Owner and Guarantor with respect to the subject matter hereof, superseding all prior oral or written agreements or understandings with respect thereto and may not be modified or discharged orally or otherwise than by an agreement in writing signed by Guarantor and Owner.

        IN WITNESS WHEREOF, Guarantor executes this Guarantee as of April 24, 2000.

/s/ NOEL JOHNSON
Guarantor-Noel Johnson
/s/ ELISE JOHNSON
Guarantor-Elise Johnson
14586 Aloha Avenue Saratoga, Ca 95070
The foregoing Guarantee is accepted.
/s/ PEARL ROSENTHAL
Pearl Rosenthal Gatito Enterprises Jt Venture

2

Attachment 1

April 24, 2000

Healthe Tech, Inc
c/o Mr. and Mrs. Joel Johnson
14586 Aloha Ave
Saratoga, Ca 95070

Re: Lease-325 Los Gatos-Saratoga Road, Los Gatos

Dear Mr. and Mrs. Joel Johnson,

        As I have told you, there is a lawsuit pending against the owners of the building at 325 Los Gatos-Saratoga Road, Los Gatos. Out of an abundance of caution, we want to confirm this in writing so that you, your employees or others may conduct whatever investigation you deem appropriate before occupying the building. The lawsuit is entitled Susan Pearce, et al: V. Cornish & Carey Residential, Inc et al. It is filed in Santa Clara County Superior Court. The file number is CV764346. Suit was filed on February 25, 1997. You, your employees or experts should feel free to review the Court's file, if you wish to do so.

        In brief, plaintiffs, allege that they suffered injuries because molds, fungi or other contaminants in the building. They have sued a wide variety of defendants, including their employer, Cornish and Carey Residential, the prior tenant who was responsible for remodeling the building. They have also sued a variety of contractors who worked on the remodel or the ventilation system.

        Through our attorney, we are aware of two reports which have been prepared concerning the building. We enclose both reports for review by you, your employees or any expert you designate. Our attorney believes that another report was prepared by someone retained by Cornish & Carey, but we do not have access to that report.

        Based on advice of counsel, we cannot comment too much on the plaintiffs or the substance of the allegations. We can state it is our present view that the allegations do not appear to be well grounded in either fact or law and that there is substantial doubt as to whether any molds or fungi at the building caused plaintiffs' alleged injuries. However, we note that the case has not been tried and, therefore, this is simply our view. The crux of the complaint against the owners is that the plaintiffs claim they were exposed to mold or fungi which was located in the building during their employment. We are informed by our attorney that expert opinion in this area is almost unanimous that the types of mold and fungi which were allegedly in the building are common and located almost anywhere. Indeed, based on what we have been told, experts are generally in agreement that mold and fungi are typically and normally found in many, if not most, of the foods we eat, in and on our bodies, in our homes and offices, in virtually all the wood around us, and in and on the soil and vegetation that surrounds us. We urge you to confirm this and review it with you own experts and consultants. Obviously, we are not scientists and are not rendering any legal or scientific opinions.

April 24, 2000

        In order to further investigate whether there is any mold at the site of any alleged prior leaks, there will be some additional inspection and testing done in the building in the next month or so. To the extent we are able, we will make those results available to you. There may be limitations placed on this because the matter is in litigation. If the investigation reveals mold, rest assured that the owners will take reasonable steps to remedy that situation and make that known to you. In addition, we invite you or any expert you designate to participate in the investigation. Please let us know promptly if you wish to be present at the site on the day of the investigation, and the name and background of any expert you wish to bring. Please let us know by May 1, 2000, as our attorney hopes to complete this testing within the next 30 to 60 days. Of course, any person you retain is obligated to do nothing to interfere with the inspection or testing.

        Thank you.

Very truly yours,
Gatito Enterprises LLC

/s/ PEARL ROSENTHAL
By Its Manager, Pearl Rosenthal

Attachment 2

This lease will not be effective until both landlord and tenant have signed the bottom of this page signifying that they are in agreement that the recommendations listed in the indoor air quality report of September 17, 1997 have been completed.

Landlord:

Gatito Enterprises Joint Venture
(Name)
By:	/s/ PEARL ROSENTHAL Pearl Rosenthal
Dated:	4/25/00
Tenant:
Healthe Tech, Inc
(Name)
By:	/s/ NOEL JOHNSON Noel Johnson
By:	/s/ ELISE JOHNSON
Dated:	4/25/00

QuickLinks

  EXHIBIT 10.7
Healthe Tech, Inc June 1, 2000
OFFICE LEASE
TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS
ARTICLE 2 LEASE, TERM AND POSSESSION
ARTICLE 3 RENT
ARTICLE 4 USE OF LEASED PREMISES
ARTICLE 5 TRADE FIXTURES, LEASEHOLD IMPROVEMENTS AND LANDLORD IMPROVEMENTS
ARTICLE 6 REPAIR AND MAINTENANCE
ARTICLE 7 WASTE DISPOSAL AND UTILITIES
ARTICLE 8 REAL PROPERTY TAXES
ARTICLE 9 INSURANCE
ARTICLE 10 LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY
ARTICLE 11 DAMAGE TO LEASED PREMISES
ARTICLE 12 CONDEMNATION
ARTICLE 13 DEFAULT AND REMEDIES
ARTICLE 14 ASSIGNMENT AND SUBLETTING
ARTICLE 15 TERMINATION
ARTICLE 16 GENERAL PROVISIONS
EXHIBIT "C" TENANT IMPROVEMENTS
EXHIBIT "D" TENANT IN PRIOR POSSESSION
EXHIBIT "E" RULES & REGULATIONS
EXHIBIT "F" OPTION TO EXTEND
EXHIBIT "G" DISCLOSURE
Exhibit "H" Guarantee of Lease
Attachment 1
Attachment 2